                                                                   EXHIBIT 10.38

                             UNCONDITIONAL GUARANTY

In consideration of SILICON VALLEY BANK'S ("Buyer") financing to Superconductor Technologies, Inc. ("Seller"), under the Accounts Receivable Purchase Agreement dated as of the Effective Date (as defined therein) (the "Agreement"), Conductus, Inc. ("Guarantor"), a Delaware corporation, unconditionally and irrevocably guarantees payment of all amounts Seller owes Buyer and Seller's performance of the Agreement and any other agreements between Seller and Buyer, as amended from time to time (collectively the "Agreements"), according to their terms.

         1. If Seller does not perform its obligations under the Agreements, Guarantor will immediately pay all amounts due (including, without limitation, all principal, interest, and fees) and satisfy all Seller's obligations under the Agreements.

         2. These obligations are independent of Seller's obligations and separate actions may be brought against Guarantor (whether action is brought against Seller or whether Seller is joined in the action). Guarantor waives benefit of any statute of limitations affecting its liability. Guarantor's liability is not contingent on the genuineness or enforceability of the Agreements.

         3. Buyer may, without notice to Guarantor and without affecting Guarantor's obligations under this Guaranty, (a) renew, extend, or otherwise change the terms of the Agreements; (b) take security for the payment of this Guaranty or the Agreements; (c) exchange, enforce, waive and release any security; and (d) apply the security and direct its sale as Buyer, in its discretion, chooses. All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested.

         4.       Guarantor waives:

                  a) Any right to require Buyer to (i) proceed against Seller or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Buyer may exercise or not exercise any right or remedy it has against Seller or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Guarantor's liability.

                  b) Any defenses from disability or other defense of Seller or from the cessation of Sellers liabilities.

                  c)       Any setoff, defense or counterclaim against Buyer.

                  d) Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Seller. Until Seller's obligations to Buyer have been paid, Guarantor has no right of subrogation or reimbursement or other rights against Seller.

                  e) Any right to enforce any remedy that Buyer has against Seller.

                  f) Any rights to participate in any security held by Buyer.

                  g) Any demands for performance, notices of nonperformance or of new or additional indebtedness. Guarantor is responsible for being and keeping itself informed of Seller's financial condition. Unless Guarantor requests particular information, Buyer has no duty to provide information to Guarantor.

                  (h) The benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and
                           3433.

         5. Guarantor acknowledges that, to the extent Guarantor has or may have rights of subrogation or reimbursement against Seller for claims arising out of this Guaranty, those rights may be impaired or destroyed if Buyer elects to proceed against any real property security of Seller by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty. Guarantor waives that defense and any others arising from Buyer's election to pursue non-judicial foreclosure. Without limiting the generality of the foregoing, Guarantor waives all benefits and defenses under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, to the extent they apply.

         6. If Seller becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, or similar relief under the United States Bankruptcy Code, or if a petition is filed against Seller and/or any obligation under the Agreements is terminated or rejected or any obligation of Seller is modified or if Seller's obligations are avoided Guarantor's liability will not be affected and its liability will continue. If Buyer must return any payment because of the insolvency, bankruptcy or reorganization of Seller, Guarantor or any other guarantor this Guaranty will remain effective or be reinstated

         7. Guarantor subordinates any indebtedness of Seller it holds to Buyer; and Guarantor will collect, enforce and receive payments as Buyer's trustee and will pay Buyer those payments without reducing or affecting its liability under this Guaranty.

         8. Guarantor will pay Buyer's reasonable attorneys' fees and other costs and expenses incurred enforcing this Guaranty. This Guaranty may not be waived, revoked or amended without Buyer's prior written consent. If any provision of this Guaranty is unenforceable, all other provisions remain effective. This Guaranty is the entire agreement among the parties about this Guaranty. No prior dealings, no usage of trade, and no parol or extrinsic evidence may supplement or vary this Guaranty. Buyer may assign this Guaranty without in any way affecting Guarantor's liability under it. This Guaranty shall inure to the benefit of Buyer and its successors and assigns. This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Seller's indebtedness or liabilities to Buyer. Guarantor may not assign this Agreement or any rights under it without Buyer's prior written consent, which may be granted or withheld in Buyer's discretion.

         9. Guarantor represents and warrants that (i) it has taken all action necessary authorize execute, deliver and perform this Guaranty, (ii) execution, delivery and performance of this Guaranty do not conflict with any organizational documents or agreements to which it is party and (iii) this Guaranty is a valid and binding obligation, enforceable against Guarantor according to its terms.

         10.      Guarantor will do all of the following:

                           10.1 Maintain its legal existence, remain in good
standing in the state of its formation, and continue to qualify in each jurisdiction in which the failure to qualify could have a material adverse effect on the financial condition, operations or business. Maintain all licenses, approvals and agreements, the loss of which could have a material adverse effect on its financial condition, operations or business.

                           10.2 Comply with all statutes and regulations if
non-compliance could adversely affect its financial condition, operations or business.

                           10.3 Execute other instruments and take action Buyer
reasonably requests to effect the purposes of this Agreement.

                           10.4 Deliver to Buyer complete and current financial
information and other information about Guarantor as Buyer may reasonably request.

         11. This Guaranty is governed by California law, without regard to conflicts of laws. GUARANTOR WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ACTION ARISING OUT OF THIS GUARANTY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER CLAIMS. Guarantor submits to the exclusive jurisdiction of the state and federal courts in Santa Clara, California.

Date ___________________                     CONDUCTUS, INC.

                                             By:________________________________

                                             Title:_____________________________